Exhibit 99.1
PowerSecure Reports 86% Increase in Revenue and Fifteen-fold
Increase in E.P.S. for its Second Quarter
Revenue Backlog Grows to Over $100 Million
Wake Forest, N.C. – August 7, 2008 – PowerSecure International, Inc. (Nasdaq: POWR) today reported record revenue and profits for its second fiscal quarter of 2008. Second quarter 2008 revenues were $42.0 million, an increase of 85.7% over the second quarter of 2007 and an all-time high for any quarter in the Company’s history. Second quarter 2008 diluted earnings per share (“E.P.S.”) was $0.29, an increase of $1.16 over the second quarter of the prior year’s GAAP diluted E.P.S. (which was a loss of $0.87 per share), and an increase of $0.27, or approximately fifteen-fold, over the second quarter of the prior year after adjusting for a $14.1 million restructuring charge in the prior year period (see non-GAAP financial measure reconciliation below).
The Company’s record second quarter revenues were driven by strong year-over-year revenue gains across all of its major business units, including:
1)	Interactive Distributed Generation®: an 84% increase in revenue from Distributed Generation and NexGear business units

2)	Utility Infrastructure: a 194% increase in revenue from Utility Services, Federal, UtilityEngineering, and PowerServices business units,

3)	Energy Conservation and Efficiency: a 98% increase in revenue from EnergyLite and EfficientLights business units, and

4)	Energy Services: a 23% increase in revenue from the Company’s Southern Flow business unit. Additionally, the Company’s WaterSecure business unit (which holds the Company’s investment in a water processing business serving natural gas producers, and is accounted for utilizing the equity method) also showed very strong results for the quarter, posting pre-tax income of $1.2 million, up 82.3% over the prior year period.
The Company reported a total of $23 million of sales outside of its largest customer, Publix Super Markets, during the second quarter 2008. These sales results represent a major milestone in the Company’s continuing progress to diversify and broaden its revenue base: $23 million of “non-Publix” revenue exceeds the Company’s total revenues from all customers in the prior year period. This is the third consecutive quarter of strong non-Publix revenue, driven by strategic investments in sales and new business development in the areas of Distributed Generation, Utility Infrastructure, Energy Conservation and Efficiency, and Energy Services.
The table below demonstrates the consistent success the Company is achieving in its diversification strategy:
Non-Publix Revenue — Last Four Quarters
($ in millions)

	3Q07	4Q07	1Q08	2Q08
Non-Publix Revenue	13.2	19.8	19.7	22.7

The Company’s second quarter of 2008 also represents its fourth consecutive quarter of year-over-year gross profit increases. Second quarter gross profit increased $8.1 million, or 145% versus the prior year period. Additionally, gross profit as a percentage of revenue expanded 7.9 percentage points versus the prior year period, to 32.8%. $4.9 million, or 60%, of the gross profit increase was driven by the Company’s broad-based revenue gains, and $3.3 million, or 40%, of the increase was driven by a greater mix of higher margin projects and logistical efficiencies which benefitted the Company’s operations cost.
Second quarter operating expenses were $10.0 million, increasing $3.9 million versus the prior year period. The increase was driven by sales expense related to the Company’s strong revenue gains, as well as investments in general and administrative infrastructure and business development to drive future growth and broaden the Company’s revenue base. These investments were primarily made in late 2007 and the first quarter of 2008. As a result, the Company’s operating expenses were up only $0.9 million on a sequential basis (the second quarter of 2008 versus the first quarter of 2008), and were largely driven by increases in selling expense. The Company’s second quarter 2008 general and administrative expense also includes stock compensation expense under FAS 123(R) of $0.6 million, an increase over the prior year period of $0.3 million.
As a result of $50 million of new business announced during the second quarter of 2008, the Company’s revenue backlog grew to $112 million as of the end of the quarter. $101 million of this backlog relates to projects expected to be placed in service and recognized after June 30, 2008. This $101 million figure compares to, and represents a $16 million increase over, the $85 million of backlog discussed by the Company at the end of the first quarter of 2008. The remaining $11 million of backlog relates to on-going recurring revenue contracts implemented prior to June 30, 2008 which are being included as part of the Company’s backlog statistic for the first time. (See table below.)
Revenue Backlog to be recognized after 6/30/08
As of June 30, 2008

Estimated Primary
Description	Revenue	Recognition Period

Backlog to be placed in service after 6/30/08
Project-based Revenue — Near term	$49 Million	3Q08, 4Q08, 1Q09
Project-based Revenue — Long term	$32 Million	2009-2011
Recurring Revenue — Acquired in 2008	$20 million	2H08 through 2013

Backlog to be placed in service after 6/30/08	$101 Million*

Recurring Revenue to be recognized for assets placed in service prior to 6/30/08	$11 Million	2008-2014

Total Backlog	$112 Million
Note: Revenue and primary recognition periods are subject to risks and uncertanities as indicated in the Company’s safe harbor statement, below. Consistent with past practice, these figures are not intended to constitute the Company’s total revenue over the indicated time periods, as the Company has additional, regular on-going revenue streams. Examples of additional, regular recurring revenues include revenues from Company’s Southern Flow Business, UtilityEngineering and PowerServices engineering fees, and monitoring revenue, among others. Numbers may not add due to rounding.

*	$101 Million compares to $85 million at the end of the Company’s first quarter of 2008

The Company also posted record revenue and profit results for the first six months of 2008. Revenues of $75.5 million were up $27.5 million, or 57.3% over the first six months of 2007, reflecting strong, broad-based revenue gains across the Company’s business units. Gross profit was up $10.8 million, or 83.1% over the prior year period, and was up 4.5 percentage points as a percent of revenue. Diluted E.P.S. for the first half of 2008 was a record $0.40, up $1.13 over the GAAP diluted E.P.S. for the first half of 2007, and an increase of $0.25, or 167%, over the first half of the prior year after adjusting for the $14.1 million restructuring charge in the prior year period (see non-GAAP financial measure reconciliation below).
Sidney Hinton, CEO of PowerSecure, said, “We couldn’t be more pleased with our results this quarter. Our performance demonstrates that our growth and diversification strategies are working. The return on investment our products deliver are sought after solutions in the marketplace because they are solving utilities’ and businesses’ growing energy needs. We continue to be bullish on both the needs we see developing across the energy space and our proven ability to deliver solutions which satisfy those needs. We are encouraged by our strong performance this quarter, and the growth in our backlog. While we must remain prudently cautious about the near term given the reality of the challenging economic and capital environment, we are in the right place at the right time, and we strongly believe in our prospects for sustained, long-term profitable growth. Credit for our wonderful performance and our strong position in the marketplace goes to the amazing efforts of our people, who bring a steadfast focus on delivering strong value to our customers — a major differentiator and asset of our Company.”
The Company will host a conference call today at 5:15-6:15 p.m. EDT to discuss its second quarter 2008 results. The conference call will be webcast live and can be accessed from the Investor Relations section of the Company’s website at www.powersecure.com. Participants can also access the call by dialing 888-679-8037 (or 617-213-4849 if dialing internationally), and providing passcode 31425148. If you are unable to participate during the live webcast, a replay of the conference call will be available beginning today at 7:15 p.m. EDT through midnight EDT on September 4, 2008. To listen to the replay, dial toll-free 888-286-8010 (or 617-801-6888 if dialing internationally), and enter passcode 50572406. In addition, the webcast will be archived on the Company’s website at www.powersecure.com.
About PowerSecure
PowerSecure International, Inc. is focused on delivering value to utilities and their commercial, institutional, and industrial customers in the areas of Interactive Distributed Generation®, Utility Infrastructure, Energy Conservation and Efficiency, and Energy Services. PowerSecure’s core Distributed Generation business leads the energy management and conservation industry by enabling utilities avoid new investments in utility infrastructure for transmitting and distributing power, and locating the generation at business sites. PowerSecure is a pioneer in developing utility partnerships that provide utilities with dedicated electric power generation assets, and businesses with the most dependable standby power available in the industry. The Company’s intelligent Interactive Distributed Generation® monitoring systems, in conjunction with superior switching technology, manage load curtailment and peak demand to ensure that power is available when needed, and ensure maximum efficiencies are achieved. PowerSecure also provides utilities with regulatory consulting, power system and transmission engineering and construction, and conservation services, as well as providing businesses with energy efficiency products and services. The Company provides additional energy services to the oil and natural gas industry through its Southern Flow and WaterSecure business units. Additional information is available at www.powersecure.com.
All forward-looking statements contained in this release are made within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical facts, including but not limited to statements concerning the outlook for the businesses discussed in this press release and the Company’s future revenues, earnings, margins, and other financial and operating information and data; the outlook for growing the Company through innovative energy management and conservation; business operations and prospects for the Company; the outlook for future gains in the Company’s revenues due to its business initiatives; and all other statements concerning the plans, intentions, expectations, projections, hopes, beliefs, objectives, goals and strategies of management, including statements about other future financial and non-financial items, performance or events and about present and future products, services, technologies and businesses; and statements of assumptions underlying the foregoing. Forward-looking statements are not guarantees of future performance or events and are subject to a number of known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed, projected or implied by such forward-looking statements. Important risks, uncertainties and other factors include, but are not limited to, the timely and successful development, production and market acceptance of new and enhanced products, services and technologies of the Company; the size, timing and terms of sales and orders, including the Company’s revenue backlog discussed in this press release, large customer orders, and the risk of customers delaying, deferring or canceling purchase orders or making smaller purchases than expected; the ability of the Company to obtain adequate supplies of key components and materials for their products and technologies on a timely and cost-effective basis; the ability of the Company to successfully expand its core distributed generation products and services, to successfully develop and achieve market acceptance of its new energy-related businesses, to manage its growth and to address the effects of any future changes in utility tariff structures and environmental requirements on its business solutions; the effects of competition; changes in customer and industry demand and preferences; the ability of the Company to attract, retain, and motivate key personnel; changes in the energy industry in general and the electricity and natural gas markets in particular, including price levels; the effects of competition; the ability of the Company to secure and maintain key contracts and relationships; general economic, market and business conditions; the effects of pending and future litigation, claims and disputes; as well as those other risks, uncertainties and other factors identified from time to time in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as well as in subsequent filings with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. Accordingly, there can be no assurance that the results expressed, projected or implied by any forward-looking statements will be achieved, and readers are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof and are based on the current plans, goals, objectives, strategies, intentions, expectations and assumptions of, and the information currently available to, management. The Company assumes no duty or obligation to update or revise any forward-looking statements for any reason, whether as the result of changes in expectations, new information, future events, conditions or circumstances or otherwise.
Contact
Chris Hutter
Chief Financial Officer
PowerSecure International, Inc.
(919) 453-1760

PowerSecure International, Inc.
Consolidated Statements of Operations (unaudited)
($000’s except per share data)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007
Revenue	41,952	22,591	75,527	48,007
Cost of sales	28,195	16,975	51,750	35,022

Gross Profit	13,757	5,616	23,777	12,985

Operating expenses
General and administrative	7,510	4,913	14,753	10,354
Selling, marketing, and service	1,889	698	3,214	1,316
Depreciation and amortization	527	365	985	698
Research and development	45	85	64	102
Restructuring charges	0	14,139	0	14,139

Total operating expenses	9,970	20,200	19,015	26,609

Operating income (loss)	3,786	(14,584)	4,762	(13,625)

Other income (expense)
Management fees	164	102	313	203
Interest and other income	118	126	345	350
Interest and finance charges	(52)	(8)	(103)	(14)
Equity income	1,227	673	2,191	1,321
Other income	0	0	0	556
Minority interest	0	0	0	0

Income (loss) before income taxes	5,243	(13,691)	7,508	(11,208)
Income tax provision	(303)	(170)	(614)	(476)

Income (loss) from continuing operations	4,940	(13,861)	6,894	(11,684)

Discontinued operations (Metretek Florida Subsidiary)
Loss on Disposal	0	(140)	(42)	(140)
Income (loss) from operations	0	146	(36)	203

Income (loss) on discontinued operations	0	6	(78)	62

Net income (loss)	4,940	(13,855)	6,815	(11,622)

EARNINGS PER SHARE AMOUNTS (“E.P.S”):
Income (loss) from continuing operations:
Basic	0.30	(0.87)	0.42	(0.74)

Diluted	0.29	(0.87)	0.40	(0.74)

Net Income (loss):
Basic	0.30	(0.87)	0.42	(0.73)

Diluted	0.29	(0.87)	0.40	(0.73)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	16,338	15,935	16,327	15,883

Diluted	17,085	15,935	17,170	15,883

PowerSecure International, Inc.
Condensed Consolidated Balance Sheets (unaudited)
($000’s)

	June 30,	December 31,
	2008	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	10,260	28,710
Trade receivables, net of allowance for doubtful accounts	40,339	36,753
Other receivables	747	376
Inventories	20,286	20,786
Deferred income taxes	2,464	2,529
Prepaid expenses and other current assets	692	1,091
Assets of discontinued operations held for sale	0	2,400

Total Current Assets	74,789	92,645

PROPERTY, PLANT, AND EQUIPMENT:
Equipment	18,074	6,664
Furniture and fixtures	620	615
Land, building, and improvements	4,529	1,013

Total property, plant, and equipment at cost	23,224	8,291
Less accumulated depreciation and amortization	3,227	2,640

Property, plant, and equipment, net	19,996	5,651

OTHER ASSETS:
Goodwill	7,256	7,256
Restricted annuity contract	2,071	2,001
Intangible rights and capitalized software, net of accumulated amortization	1,375	1,661
Investments in unconsolidated affiliate	5,269	3,652
Other assets	97	158

Total other assets	16,067	14,728

TOTAL ASSETS	110,852	113,023

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	12,928	11,322
Accrued and other liabilities	24,274	35,157
Restructuring charges payable	1,719	4,048
Note Payable	129	0
Liabilities of discontinued operations held for sale	0	755
Current income taxes payable	56	0
Current unrecognized tax benefit	84	84
Capital lease obligations	1	1

Total current liabilites	39,191	51,366

LONG-TERM NOTES PAYABLE	2,390	0

NON-CURRENT UNRECOGNIZED TAX BENEFIT	674	674

NON-CURRENT RESTRUCTURING CHARGES	887	1,683

DEFERRED COMPENSATION OBLIGATION	222	55

NON-CURRENT CAPITAL LEASE OBLIGATIONS	5	5

STOCKHOLDERS’ EQUITY
Perferred stock — undesignated	0	0
Preferred stock — Series C	0	0
Common stock	170	169
Additional paid-in-capital	106,899	105,473
Accumulated deficit	(39,586)	(46,402)

Total stockholders’ equity	67,483	59,240

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	110,852	113,023

PowerSecure International, Inc.
Condensed Consolidated Statement of Cash Flows (unaudited)
($000’s)

	Six Months Ended
	June 30,	June 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	6,815	(11,622)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	985	717
Minority interest in subsidiary	0	0
Deferred income taxes	65	0
Loss on disposal of miscellaneous assets	149	73
Equity in income of unconsolidated affiliate	(2,191)	(1,321)
Distributions from unconsolidated affiliate	544	1,414
Stock compensation expense	1,215	468
Changes in operating assets and liabilities, net of effect of aquisitons:
Trade receivables, net	(3,586)	312
Inventories	499	(1,821)
Other current assets	84	57
Assets of discontinued operations held for sale	2,400	144
Other noncurrent assets	62	(11)
Accounts payable	1,606	(10,281)
Accrued and other liabilities	(10,883)	2,893
Liabilities of discontinued operations held for sale	(755)	0
Restructuring charges, net of cash payments	(3,124)	10,521
Deferred compensation obligation	166	0
Retirement annuity	(70)	0

Net cash used in operating activities	(6,019)	(8,458)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(15,053)	(557)
Additions to intangible rights and software development	(110)	(255)
Proceeds from sale of property, plant and equipment	1	0

Net cash used in investing activities	(15,162)	(812)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from stock option exercises, net of shares tendered	213	401
Proceeds from term loan	2,584	0
Principal payments on long-term notes payable	(65)	0
Payments on preferred stock redemptions	0	(220)
Payments on capital lease obligations	(1)	(4)

Net cash provided by (used in) financing activities	2,732	177

NET DECREASE IN CASH AND CASH EQUIVALENTS	(18,450)	(9,092)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	28,710	15,916

CASH AND CASH EQUIVALENTS AT END OF PERIOD	10,260	6,824

PowerSecure International, Inc.
Non-GAAP Financial Measure Reconciliation
Adjusted diluted E.P.S.

	Three Months ended
	June 30, 2008		June 30, 2007
	Net	Diluted	Net	Diluted
($000’s except per share data)	Income	E.P.S.	Income	E.P.S.

As Reported GAAP Measure	4,940	0.29	(13,855)	(0.87)
Add Back: 2Q07 Restructuring Charge (1)			14,139	0.89

“Adjusted” non-GAAP Measure	4,940	0.29	284	0.02

2Q08 vs. 2Q07 — “As Reported”		1.16
% Variance		133%

2Q08 vs. 2Q07 — “Adjusted”		0.27
% Variance		1350%

Weighted Average Diluted Shares — GAAP (2)		17,085		15,935
Weighted Average Diluted Shares — Adjusted (2)				17,145

	Six Months ended
	June 30, 2008		June 30, 2007
	Net	Diluted	Net	Diluted
($000’s except per share data)	Income	E.P.S.	Income	E.P.S.

As Reported GAAP Measure	6,815	0.40	(11,622)	(0.73)
Add Back: 2Q07 Restructuring Charge (1)			14,139	0.89

“Adjusted” non-GAAP Measure	6,815	0.40	2,517	0.15

1H08 vs. 1H07 — “As Reported”		1.13
% Variance		155%

1H08 vs. 1H07 — “Adjusted”		0.25
% Variance		167%

Weighted Average Diluted Shares — GAAP (2)		17,170		15,883
Weighted Average Diluted Shares — Adjusted (2)				17,089

(1)	Net Income and E.P.S. for adjustment items calculated with zero tax impact given the Company’s net operating loss carryforwards.

(2)	Weighted Average Diluted Shares utilizes the Basic Share figure in “As Reported” calculation due to the Company’s net loss position in 2Q07 and 1H07. The Diluted Share figure is utilize in the non-GAAP measure due to the resulting positive net income.
Note: Totals may not add due to rounding.
Non-GAAP Financial Measures:
References by the Company to its second quarter of 2007 and first six months of 2007 “Adjusted E.P.S.”, and the other “Adjusted” non-GAAP measures of net income or loss, and diluted E.P.S. shown above constitute non-GAAP financial measures. They refer to the Company’s GAAP net income or loss, and diluted E.P.S. excluding $14.1 million of restructuring costs incurred in the Company’s second quarter of fiscal 2007.
The Company believes providing non-GAAP measures which adjust for these items, which are not indicative of the results of the Company’s operations, are useful tools permitting management and the board of directors to measure, monitor and evaluate the Company’s operating performance and to make operating decisions. Non-GAAP Adjusted E.P.S. and the other “Adjusted” non-GAAP measures of net income or loss, and diluted E.P.S. shown above are also used by management to assist it in planning and forecasting future operations and making future operating decisions.
The Company also believes these non-GAAP measures provide meaningful information to investors in terms of enhancing their understanding of the Company’s core operating performance and results, allow investors to more easily compare the Company’s financial performance on an operating basis in different fiscal periods, and also correspond more closely to investors and analysts’ estimates. However, these non-GAAP measures may not be directly comparable to similarly defined measures as reported by other companies. “Adjusted E.P.S.”, and the other “Adjusted” non-GAAP measures of net income or loss, and diluted E.P.S. should be considered only as supplements to, and not as substitutes for or in isolation from, other measures of financial information prepared in accordance with GAAP, such as GAAP net income, GAAP net income per share (“E.P.S.”), GAAP income from continuing operations, or GAAP income from continuing operations per share (“E.P.S.”).
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